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                                                                    EXHIBIT 4.19

(AMGEN LOGO)


       AMENDED AND RESTATED FREESTANDING DIALYSIS CENTER AGREEMENT NO. 200308358
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     The undersigned hereby agree to amend and restate Freestanding Dialysis
Center Agreement No. 200308358 (the "Agreement"), between Amgen USA Inc. ("Amgen"), a wholly-owned subsidiary of Amgen Inc., and National Medical Care, Inc., including all subsidiaries and affiliates that are at least fifty and one-tenth percent (50.10%) owned by National Medical Care, Inc. and listed on Appendix B, (collectively, "NMC"), including all prior amendments thereto, as stated below.

     WHEREAS, Amgen and NMC entered into Freestanding Dialysis Center Agreement No. 200308358 effective January 1, 2004 (including all prior amendments thereto, the "Original Agreement");

     WHEREAS, the Agreement sets forth the terms and conditions for the purchase of EPOGEN(R) (Epoetin alfa) and Aranesp(R) (darbepoetin alfa) (collectively, "Products") by NMC, exclusively for the treatment of dialysis patients.

     WHEREAS, the parties wish to amend and restate the Original Agreement to modify the term of that agreement, offer a Commitment Incentive for the period Amended Date through December 31, 2004, modify rebate programs for the period January 1, 2005 through December 31, 2005, and offer new rebate programs for the period January 1, 2005 through December 31, 2005.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the parties hereto agree as follows:

     SECTION 1. AMENDMENT AND RESTATEMENT OF THE GENERAL TERMS AND CONDITIONS -- THE GENERAL TERMS AND CONDITIONS OF THE ORIGINAL AGREEMENT SHALL BE AMENDED AND RESTATED IN THEIR ENTIRETY EFFECTIVE AS FOLLOWS ON DECEMBER 1, 2004 PROVIDED NMC EXECUTES THIS AMENDED AGREEMENT ON OR BEFORE DECEMBER 1, 2004 ("AMENDED DATE"). IF NMC EXECUTES THIS AMENDED AGREEMENT AFTER DECEMBER 1, 2004, THE AMENDED DATE SHALL BE THE DATE ON WHICH THE PARTY LAST TO EXECUTE THIS AMENDED AGREEMENT HAS EXECUTED THIS AMENDED AGREEMENT. THIS AMENDED AND RESTATED AGREEMENT SHALL SUPERSEDE AND REPLACE IN ITS ENTIRETY THE ORIGINAL AGREEMENT INCLUDING ALL AMENDMENTS, EXHIBITS AND APPENDICES THERETO.

          1. TERM OF AGREEMENT. The "Term" of this Agreement shall be defined as January 1, 2004 ("Commencement Date") through December 31, 2005 ("Termination Date").

          2. QUALIFIED PURCHASES. All terms contained herein apply only to purchases made hereunder, as confirmed by Amgen ("Qualified Purchases"), by NMC and, subject to the terms of Section 11, all Affiliates (as such term is defined in Section 11 below) opened, acquired, or managed by NMC during the Term, for so long as such Affiliates remain at least fifty and one-tenth percent (50.10%) owned or managed by National Medical Care, Inc., through wholesalers chosen by NMC and authorized by Amgen to participate in the program ("Authorized Wholesalers") or directly from Amgen. In addition, and also subject to the terms of Section 11, Renaissance Health Care, Inc., Optimal Renal Care, L.L.C., Integrated Renal Care of the Pacific, LLC and/or any joint venture of NMC in which NMC holds at least a fifty and one-tenth percent (50.10%) ownership interest, will also be eligible to participate, although not required to purchase under this Agreement. Amgen agrees to reasonably approve Authorized Wholesalers requested by NMC. The option to purchase on a direct basis from Amgen is subject to receipt and approval, not to be unreasonably withheld, of an "Application for Direct Ship Account".

          3.  PRICING.  See Appendix A.

          4. PAYMENT TERMS. The terms and conditions of this Agreement shall apply whether NMC and/or Affiliates purchase Products through an Authorized Wholesaler or from Amgen directly.

          5. DISCOUNT. NMC shall qualify for discounts and incentives subject to material compliance with the terms and conditions of this Agreement as well as the schedules and terms set forth in Appendix A.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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     Discounts in arrears will be paid by Amgen in the form of a [*] to NMC's corporate headquarters, and Amgen Inc. hereby guarantees Amgen's obligation to pay all discounts earned by NMC hereunder. Discounts in arrears will be calculated in accordance with the terms set forth in Appendix A. For purposes of all of the discounts paid in arrears contained herein, including, without limitation, those discounts and incentives provided in Appendix A, if any Affiliates are added to or deleted from this Agreement during any quarter, Amgen shall appropriately adjust NMC's purchases for the relevant periods (i) for deleted Affiliates, by excluding purchases by such Affiliates effective from the effective date of their deletion and during the relevant quarter used for comparison, or (ii) for added Affiliates, by including any purchases made by acquired Affiliates effective from the date they are added to the list of Affiliates on Appendix B and during the relevant quarter used for comparison, and by including any purchases made by any de novo Affiliates commencing in the quarter in which they commence operations. Amgen and NMC agree that, for purposes of determining eligibility for and calculation of all discounts and all incentives provided in this Agreement (including, without limitation, all discounts and incentives as are set forth in Appendix A), a Qualified Purchase of EPOGEN(R) or Aranesp(R) shall be deemed made on the date of invoice to NMC from an Authorized Wholesaler. Upon any termination of this Agreement, Amgen shall pay to NMC all discounts and incentives earned by NMC through the date of termination. Failure of NMC to qualify for or receive any particular discount or incentive hereunder shall not automatically affect its qualification for or receipt of any other discount or incentive provided under this Agreement.

          6. PAYMENT OF DISCOUNTS. Any discount (hereinafter defined as including a discount at time of purchase, rebate, incentive or other concession impacting the total pricing of a Product) earned hereunder which is applicable to purchases of EPOGEN(R) shall be calculated in accordance with this Agreement, based on Qualified Purchases, using the [*] as the basis for the calculation price, and shall be paid in the form of a [*] to NMC's corporate headquarters, except as otherwise provided hereunder. Any discount earned hereunder which is applicable to purchases of Aranesp(R) used to treat dialysis patients shall be calculated in accordance with this Agreement, based on Qualified Purchases, using the [*] as the basis for the calculation price. NMC and Affiliates shall make available to Amgen any records concerning NMC's and Affiliates' purchase amounts that Amgen or its auditors may reasonably request for purposes of verifying discounts. Amgen shall make available to NMC any records concerning NMC's and Affiliates' purchase amounts that NMC or its auditors may reasonably request for purposes of verifying discounts. In the event of a discrepancy between data provided by NMC and that provided by an Authorized Wholesaler, verifiable data submitted by NMC shall be used. Amgen will use its best efforts to make any discount (excluding discounts at time of purchase) pursuant to this Agreement available in accordance with the terms referenced in Appendix A. Availability of discounts is contingent upon Amgen receiving all relevant purchase data from all Authorized Wholesalers designated by NMC, in a form reasonably acceptable to Amgen, detailing NMC's and Affiliates' Qualified Purchases of Products for the relevant period, along with any other data required by the terms of Appendix A. In the event of any purchases directly from Amgen, all such purchase data shall be included in the calculation of all discounts. In no event shall Amgen pay any discount on Products distributed by NMC or Affiliates to non-Affiliates of NMC. In the event that Amgen is notified in writing that National Medical Care, Inc. and/or any of its subsidiaries or Affiliates (the "Acquiree") is acquired by another entity or a change of control otherwise occurs with respect to the Acquiree, any discount or rebate which may have been earned and vested hereunder prior to the effective date of the acquisition shall be paid in the form of a [*] to Fresenius Medical Care North America's corporate headquarters subject to the conditions described herein.

          7. TREATMENT OF DISCOUNTS. (a) The parties agree that they will account for any discount or rebate earned hereunder in a way that complies with all applicable federal, state, and local laws and regulations, including without limitation, Section 1128B(b) of the Social Security Act and its implementing regulations, and if required by such statutes or regulations (1) claim the benefit of such discount received, in whatever form, in the fiscal year in which such discount was earned or the year after, (2) fully and accurately report the value of such discount in any cost reports filed under Title XVIII or Title XIX of the Social Security Act,

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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     or a state health care program, and (3) provide, upon request by the U.S.
     Department of Health and Human Services or a state agency or any other federally funded state health care program, the information furnished by Amgen concerning the amount or value of such discount. NMC agrees that it will advise all Affiliates, in writing, of any discount received by NMC's corporate headquarters hereunder with respect to purchases made by such Affiliates and that NMC will advise said Affiliates as to their requirement under the Agreement to account for any such discount in accordance with the above stated requirements.

             (b) In order to assist NMC in its compliance with its obligations as set forth in Section 7(a) immediately above, Amgen agrees that, along with the quarterly delivery of its payment of the discounts earned hereunder, it will provide to NMC on a quarterly basis a statement stating the incentives and discounts earned by NMC for such quarter.

          8.  [*]

          9. OWN USE. NMC hereby certifies that Products purchased hereunder will be for the "own use" by NMC and the Affiliates of NMC. NMC hereby further certifies that all of the Products purchased hereunder shall be for the exclusive use of treating dialysis patients.

          10. AUTHORIZED WHOLESALERS. A complete list of NMC's and Affiliates' current Authorized Wholesalers, through which NMC and Affiliates may purchase Products hereunder is attached as Appendix C. NMC and Affiliates agree to promptly provide Amgen with any additions, deletions, or changes to the initial list of Authorized Wholesalers. Amgen requires no less than thirty (30) days notice before the effective date of change for any addition or deletion by NMC of Authorized Wholesalers hereunder. Any proposed changes by NMC to the initial list of Authorized Wholesalers must be in writing by NMC and are subject to reasonable approval by Amgen.

          11. SUBSIDIARIES AND AFFILIATES. Attached as Appendix B is a current listing of all Affiliates, and other entities, that will be participating in this Agreement, designating which affiliates are owned and/or managed by NMC. Affiliates listed in Appendix B, as so designated by NMC and approved by Amgen, will be deemed "Affiliates" for the purposes of this Agreement. Subsequent to approval and acceptance by Amgen, a list of Affiliates shall be attached to this Agreement as Appendix B and incorporated herein. Only those Affiliates approved by Amgen and referenced in Appendix B will be eligible to participate under this Agreement. Any NMC managed Affiliate, or other entity with an existing contract, may participate in either their existing agreement with Amgen, or this Agreement, but not both. Each managed Affiliate or entity must declare under which single Amgen contract it will participate. Only Qualified Purchases under this Agreement will be used in the calculation of pricing, discounts or other incentives under this Agreement. NMC will notify Amgen monthly of changes to Appendix B., and the effective date of change. Such effective date of change may not be earlier than the date the notice is received by Amgen. Any proposed change to Appendix B will be subject to the reasonable approval of Amgen based upon Amgen's then current legal and contractual requirements, and such proposed Affiliate's classification as a freestanding dialysis center or a home dialysis support facility.

          12. TERMINATION. If either party materially breaches this Agreement the other party may terminate this Agreement upon thirty (30) days advance written notice specifying the breach, provided that such breach remains uncured at the end of the thirty (30) day period unless such breach is in violation of state, federal, or other applicable laws. In the event that NMC materially breaches any provision of this Agreement and the breach remains uncured for thirty (30) days following Amgen's notice of such breach, Amgen shall have no obligation to continue to offer the terms described herein or pay any further unvested discounts to NMC. However, any rebates or discounts that have been earned and vested at the time of termination shall still be paid pursuant to the applicable terms of Appendix A.

          In the event of an amendment or termination by Amgen for a reason other than breach or threatened breach by NMC, Amgen will immediately vest any unvested rebates as of the effective date of any amendment or termination.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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          13.  CONFIDENTIALITY.  Both Amgen and NMC agree that this Agreement represents and contains confidential information which will not be disclosed to any third party, or otherwise made public, without prior written authorization of the other party, except where such disclosure is contemplated hereunder or required by law or court order. In the event NMC believes it is obligated to disclose any such information as required by law or court order, NMC will provide Amgen with prior written notice and an opportunity to seek a protective order and NMC shall furnish only that portion of the information that its counsel advises is required to be disclosed by law. Amgen acknowledges and agrees that NMC may file this Agreement as an exhibit to its parents' periodic reports to the Securities and Exchange Commission.

          14. WARRANTIES. Each party represents and warrants to the other that this Agreement (a) has been duly authorized, executed, and delivered by it,
     (b) constitutes a valid, legal, and binding agreement enforceable against it in accordance with the terms contained herein, and (c) does not conflict with or violate any of its of the contractual obligations, expressed or implied, to which it is a party or by which it may be bound. The party executing this Agreement on behalf of NMC specifically warrants and represents to Amgen that it is authorized to execute this Agreement on behalf of and has the power to bind NMC and the Affiliates to the terms set forth in this Agreement. The parties executing this on behalf of Amgen and Amgen Inc. specifically warrant and represent to NMC that they are authorized to execute this Agreement on behalf of and have the power to bind Amgen and Amgen Inc. to the terms set forth in this Agreement. Amgen warrants that the Products purchased pursuant to this Agreement (a) are manufactured and labeled in accordance with all applicable federal, state and local laws and regulations pertaining to the manufacturing of the Products including without limitation, the Federal Food, Drug, and Cosmetic Act and implementing regulations, and meet all specifications for effectiveness and reliability as required by the United States Food and Drug Administration, and (b) when used in accordance with the directions on the labeling, are fit for the purposes and indications described in the labeling. Amgen agrees that it will promptly notify NMC once it determines that there has been any material defect in any of the Products delivered to NMC.

          15. GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware and the parties submit to the jurisdiction of Delaware courts, both state and federal.

          16. NOTICES. Any notice or other communication required or permitted hereunder (excluding purchase orders) shall be in writing and shall be deemed given or made five (5) days after deposit in the United States mail with proper postage for first-class registered or certified mail prepaid, return receipt requested, or when delivered personally or by facsimile (Receipt verified and confirmed by overnight mail), or one (1) day following traceable delivery to a nationally recognized overnight delivery service with instructions for overnight delivery, in each case addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing):

     If to NMC:
                           Fresenius Medical Care Holdings, Inc.
                           95 Hayden Avenue
                           Lexington, MA 02420
                           Attn: Robert McGorty, Senior Vice President
                           Fax: 781-402-9718

     with a copy to:
                           Fresenius Medical Care Holdings, Inc.
                           95 Hayden Avenue
                           Lexington, MA 02420
                           Attn: General Counsel
                           Fax: (781) 402-9713

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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     If to Amgen:
                           Amgen USA Inc.
                           One Amgen Center Drive, M/S 37-2-B
                           Thousand Oaks, CA 91320-1789
                           Attn: Allison Wright, Sr. Contract and Pricing
                           Analyst
                           Fax: (805) 499-6933

     with a copy to:
                           Amgen USA Inc.
                           One Amgen Center Drive, M/S 27-4-A
                           Thousand Oaks, CA 91320-1789
                           Attn: General Counsel
                           Fax: (805) 447-1000

     If to Amgen, Inc.:
                           Amgen Inc.
                           One Amgen Center Drive, M/S 37-2-B
                           Thousand Oaks, CA 91320-1789
                           Attn: Allison Wright, Sr. Contract and Pricing
                           Analyst
                           Fax: (805) 499-6933

     with a copy to:
                           Amgen Inc.
                           One Amgen Center Drive, M/S 27-4-A
                           Thousand Oaks, CA 91320-1789
                           Attn: General Counsel
                           Fax: (805) 447-1000

          17. COMPLIANCE WITH HEALTH CARE PRICING AND PATIENT PRIVACY LEGISLATION AND STATUTES; DATA USE AGREEMENT.

             (a) Notwithstanding anything contained herein to the contrary, at any time following the enactment of any federal, state, or local law, regulation, rule, policy, program memorandum or other interpretation, modification or utilization guideline by any governmental payer that materially reforms, modifies, alters, restricts, or otherwise affects the pricing of or reimbursement available for any of the Products and/or results in material increase in Aranesp usage in dialysis clinics in the United States, including a reimbursement or use decision by Centers for Medicare and Medicaid Services ("CMS") or one of its contractors (Carriers or Fiscal Intermediaries), upon thirty (30) days notice, (i) either party may terminate this Agreement, (ii) Amgen may, in its sole discretion, modify any pricing or discount terms contained herein, or
        (iii) Amgen may, in its sole discretion, exclude any Affiliates from participating in this Agreement. Without limiting the foregoing, any change, modification or further clarification to the Medicare Modernization Act or any rules or regulations promulgated thereunder, or the [*] that occurs subsequent to the Amended Date would specifically trigger the right to the termination or modification referenced herein. Additionally, in order to assure compliance with any existing federal, state or local statute, regulation or ordinance, Amgen reserves the right, in its sole discretion, to exclude any Affiliates from the pricing, discount, and incentive provisions of this Agreement and/or to reasonably modify any pricing or discount terms contained herein. In the event there is a future change in Medicare, Medicaid, or other federal or state statutes or regulations or in the interpretation thereof, which renders any of the material terms of this Agreement unlawful or unenforceable, this Agreement shall continue only if amended by the parties as a result of good faith negotiations as necessary to bring the Agreement into compliance with such statute and regulation.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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             (b) Notwithstanding anything contained herein to the contrary, in order to assure compliance, as determined by either party in its reasonable discretion, with any existing federal, state or local statute, regulation or ordinance relating to patient privacy of medical records, or at any time following the enactment of any federal, state, or local law or regulation relating to patient privacy of medical records that in any manner reforms, modifies, alters, restricts, or otherwise affects any of the data received or to be received in connection with any of the incentives contemplated under this Agreement, either party may upon thirty (30) days' notice, seek to modify this Agreement with respect to the affected incentive. NMC and Amgen shall meet and in good faith seek to mutually agree to modify this Agreement to accommodate any such change in law or regulation, [*] If the parties, after a reasonable time, are unable to agree upon such a modification, Amgen shall be entitled to terminate the affected incentive upon thirty
        (30) days' notice or upon the date such change in law or regulation goes into effect, whichever is earlier. [*]

        Notwithstanding anything contained herein to the contrary, this Agreement is effective only as of the date the parties hereto execute a mutually agreeable Data Use Agreement pursuant to which NMC may disclose a Limited Data Set of patient information to Amgen (as specified in the Data Use Agreement and which shall include, at a minimum, the data fields to be received by Amgen in connection with this Agreement) for purposes of Amgen's Research and Public Health analyses and NMC Health Care Operations. Unless otherwise specifically defined in this Agreement, each capitalized term used in this Section 17(c) shall have the meaning assigned to such term by the Health Insurance Portability and Accountability Act codified under 45 C.F.R. parts 160 and 164 ("HIPAA"). If NMC terminates the Data Use Agreement for any reason, Amgen shall be entitled to terminate the incentives described in Appendix A.

          18. INSURANCE AND INDEMNITY. During the Term of this Agreement, Amgen shall insure coverage of its obligations hereunder consistent with Amgen corporate policy through such programs of self-insurance and/or policies of general liability insurance through third-party carriers as Amgen shall determine in its sole discretion. Amgen agrees to indemnify, defend and hold harmless NMC and its Affiliates and their respective employees, officers and directors from and against any and all liabilities, losses, claims, or costs, including reasonable attorneys' fees, which result directly from Product which as of the date of shipment by Amgen: (i) contain defects in material and workmanship, (ii) are adulterated or misbranded within the meaning of applicable provisions of the Federal Food, Drug and Cosmetic Act (the "FDC Act"), or (iii) are prohibited from being introduced into interstate commerce by Section 301 of the FDC Act or
     Section 351 of the Public Health Service Act; provided that such indemnity shall not apply to claims arising out of the negligent or willful actions or omissions of NMC or its agents, employees, representatives, successors or assigns or due to defects in the Product caused by persons other than Amgen which result from neglect, misuse, unauthorized adulteration or modification, improper testing, handling or storage or any cause beyond the range of normal usage; and further provided that (a) Amgen is promptly notified in writing of any such claim, (b) Amgen shall have sole control of the defense and settlement thereof, and (c) NMC reasonably cooperates and gives Amgen all requested information and reasonable assistance for such defense. Notwithstanding the foregoing, Amgen shall not be liable for loss of profit or loss of use, incidental or consequential damages arising out of any claim asserted by NMC under this Agreement or otherwise. This paragraph sets forth NMC's sole indemnity remedy for claims of Product defect, adulteration or misbranding.

          19.  [*]

          20. DIRECT PURCHASE OF PRODUCTS. NMC may purchase EPOGEN(R) M20, 20,000U, 1mL vials, NDC 55513-478-10 packaged as ten (10) vials per pack and four (4) packs per case; S4, 4,000U, 1mL vials, NDC 55513-148-10 packaged as ten (10) vials per pack and ten (10) packs per case; and Aranesp(R) 25 mcg, 1.0 mL vials, NDC 55513-010-04 packaged as four (4) vials per pack and ten (10) packs per case; 40 mcg, 1.0 mL vials, NDC 55513-011-04 packaged as four (4) vials per pack and ten (10) packs per case; 60 mcg,

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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     1.0 mL vials, NDC 55513-012-04 packaged as four (4) vials per pack and ten
     (10) packs per case; 100 mcg, 1.0 mL vials, NDC 55513-013-04 packaged as four (4) vials per pack and ten (10) packs per case; 200 mcg, 1.0 mL vials, NDC 55513-014-01 packaged as one (1) vial per pack and four (4) packs per case; 150mcg, 0.75mL single-use vials, NDC 55513-054-04 packaged as four
     (4) vials per pack and ten (10) packs per case; 300mcg, 1.0mL single-use vials, NDC 55513-015-01 packaged as one (1) vial per pack and four (4) packs per case; Aranesp(R) SingleJect(R) Prefilled Syringe 60 mcg, 0.3 mL (200 mcg/mL), single-use syringe, NDC 55513-039-04 packaged as 4 syringes per pack; 10 packs per case; Aranesp(R) SingleJect(R) Prefilled Syringe 100 mcg, 0.5 mL (200 mcg/mL), single-use syringe, NDC 55513-041-04 packaged as 4 syringes per pack; 10 packs per case; Aranesp(R) SingleJect(R) Prefilled Syringe 200 mcg, 0.4 mL (500 mcg/mL), single-use syringe, NDC 55513-044-01, packaged as 1 syringe per pack; 4 packs per case; and Aranesp(R) SingleJect(R) Prefilled Syringe 300 mcg, 0.6 mL (500 mcg/mL), single-use syringe, NDC 55513-046-01, packaged as 1 syringe per pack; 4 packs per case, NDC 55513-043-04 single-use syringe; four (4) syringes per pack; ten
     (10) packs per case, 150 mcg, 0.3 mL (500 mcg/mL) (the "Direct Product") on a direct basis from Amgen in accordance with the terms set forth in Appendix D which is incorporated herein by reference.

          21. DATA COLLECTION. NMC agrees all data to be provided to Amgen pursuant to this Agreement shall be in a form that does not disclose the identity of any patient or any other patient-identifying information such as name, address, telephone number, birth date, all or part of a social security number, medical record number or prescription number. NMC and Amgen agree to use and accept only those patient identifiers compliant with HIPAA. Amgen and NMC acknowledge and agree that the data to be supplied to Amgen pursuant to this Agreement shall be used by Amgen solely to support verification of the discounts and incentives referenced herein, as well as for Amgen-sponsored research concerning the role of EPOGEN(R) in improving treatment outcomes and quality of life of dialysis patients. Notwithstanding the foregoing or any other provision of this Agreement, Amgen shall not obtain hereby any legal title to any NMC data and shall not sell or sublicense any data obtained hereunder. Any use by Amgen of such data shall be in a format that will not identify NMC or any Affiliates as the source of such data. NMC shall consistently use a unique alpha-numeric code (which shall not be the same as part or all of the patient's social security number) as a "case identifier" to track the care rendered to each individual patient over time, and such case identifier shall be included in the data provided to Amgen. The key or list matching patient identities to their unique case identifiers shall not be provided to Amgen personnel. In furtherance of Amgen research, NMC may agree from time to time to use its key to update the patient care data by linking it with information concerning health outcomes, quality of life, and other pertinent data that may become available to Amgen from other sources. Any such linking of data sources shall not provide the identity of any patient to Amgen. Amgen agrees it will maintain data supplied under this Agreement in confidence and it will not use such data to identify or contact any patient. No reports by Amgen concerning analyses of the data or the results of such research shall disclose the identity of any patient. Nothing in this Agreement shall limit NMC's use of its patient data, including without limitation, any data to be supplied to Amgen hereunder. For purposes of this Agreement, including Appendix A, NMC shall only be obligated to provide Amgen data with respect to its "Permanent" patients, as such term is defined in NMC's database. Generally, Permanent patients are those patients for whom NMC is the primary provider of dialysis services.

          22. ACCESS. Amgen and NMC agree that it and its agents and employees shall, at all times, comply with all applicable laws and regulations.

          23. MISCELLANEOUS. No modification of this Agreement shall be effective unless mutually agreed upon, made in writing and signed by a duly authorized representative of each party. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior written and oral agreements and understandings pertaining hereto including without limitation, any previous or existing contract, amendment, or agreement for the purchase of Products for use in the treatment of dialysis patients. Neither party shall have the right to assign this Agreement to a third party without the prior written consent of the other party provided, however, that Amgen may assign this Agreement to any of its

                                        7
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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

     subsidiaries or affiliates without the written consent of NMC. Neither party shall be liable for delays in performance and nonperformance of this Agreement or any covenant contained herein caused by fire, flood, storm, earthquake or other act of God, war, terrorist acts, rebellion, riot, failure of carriers to furnish transportation, strike, lockout or other labor disturbances, act of government authority, inability to obtain material or equipment, or any other cause of like or different nature beyond the control of such party. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement. This Agreement may be executed in one or more counterparts, each of which is deemed to be an original but all of which taken together constitutes one and the same agreement. Upon expiration or early termination of this Agreement, the rights and obligations set forth in Sections 5, 6, 7, 13,14, 18 and 22 shall survive such expiration or termination. In the event that the outcomes data proves to not serve and yield the beneficial results intended by both parties, Amgen and NMC will agree to meet, and negotiate in good faith.

             (a) [*]

          24. PRODUCT INTEGRITY. Amgen and NMC shall reasonably cooperate with each other in connection with each party's efforts to ensure the genuineness and integrity of Products purchased hereunder.

     Please retain one fully executed original for your records and return the other fully executed original to Amgen.

     THE PARTIES EXECUTED THIS AMENDMENT AND RESTATEMENT OF THE AGREEMENT AS OF THE DATES SET FORTH BELOW.


AMGEN USA INC.                                   NATIONAL MEDICAL CARE, INC.

Signature:  /s/ Fred Manak                       Signature:  /s/ Robert J. McGorty
            -------------------------------                  -------------------------------

Print       Fred Manak                           Print       Robert J. McGorty
  Name:     -------------------------------      Name:       -------------------------------

Print       Dir. U.S. Corporate Pricing          Print       VP Finance and Administration
  Title:    -------------------------------      Title:      -------------------------------

Date:       12/1/04                              Date:       12/01/04
            -------------------------------                  -------------------------------


AMGEN INC.

Signature:  /s/ Helen Torley
            -------------------------------

Print       Helen Torley
  Name:     -------------------------------

Print       VP and General Manager
  Title:    -------------------------------

Date:       12/01/04
            -------------------------------

--------------------------------------------------------------------------------

     SECTION 2.  AMENDMENT AND RESTATEMENT OF APPENDIX A:  [*]

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

              APPENDIX B: LIST OF NMC SUBSIDIARIES AND AFFILIATES

                                 SUBSIDIARIES:

                                  AFFILIATES:

                           See Contract List Attached

--------------------------------------------------------------------------------

                 APPENDIX C: LIST OF NMC AUTHORIZED WHOLESALERS

     TO ENSURE NMC RECEIVES THE APPROPRIATE DISCOUNT, IT IS IMPORTANT AMGEN RECEIVES NMC'S CURRENT LIST OF AUTHORIZED WHOLESALERS. THE FOLLOWING LIST REPRESENTS THE WHOLESALERS AMGEN CURRENTLY HAS ASSOCIATED WITH NMC'S CONTRACT. PLEASE UPDATE THE LIST BY ADDING OR DELETING WHOLESALERS AS NECESSARY.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

                APPENDIX D: TERMS FOR PURCHASE OF DIRECT PRODUCT

     Pursuant to Section 20 of the Agreement, the terms under which NMC may purchase Direct Product on a direct basis from Amgen are as follows:

          1. ORDERS/INVOICES. NMC shall place Direct Product orders with NMC Distribution Center. NMC Distribution Center shall transmit orders and receive corresponding invoices via electronic data interchange ("EDI") in a format specified by Amgen.

          Orders may be submitted via facsimile, mail, or telephone to the address and telephone/fax numbers listed below. [*]

          Amgen Customer Service may be reached at the following address and phone numbers:

               Amgen USA Inc.
               Customer Service Department Fax: 1-800-292-6436
               One Amgen Center Drive Tel: 1-800-282-6436
               Thousand Oaks, CA 91320-1799

          2.  SHIPPING, TRANSPORTATION AND CHARGES.  [*]

          3.  TITLE AND RISK OF LOSS.  [*]

          4.  PRICING FOR DIRECT PRODUCT.  [*]

          5. TERMS OF PAYMENT. NMC Distribution Center agrees to pay a [*] for Direct Product ordered, at terms of [*]

          6. CREDIT. NMC Distribution Center shall send annually, within one hundred twenty (120) days of Fresenius Medical Care Holdings, Inc.'s ("FMCH") fiscal year end, or more frequently as requested by Amgen, copies of FMCH's audited financial statements for such fiscal year to:

               Amgen USA Inc.
               Customer Finance Department
               One Amgen Center Drive
               Thousand Oaks, CA 91320-1799

     If no audited financial statements are available, NMC Distribution Center shall send unaudited financial statements which are certified by NMC Distribution Center's principal financial officer as being accurate in all material respects. Amgen shall not be obligated to ship Direct Product to NMC Distribution Center if there are any amounts past due on NMC Distribution Center's account or if NMC Distribution Center's outstanding balance due exceeds NMC Distribution Center's predetermined credit limit. NMC Distribution Center shall supply Amgen written notice of the sale or transfer of all or substantially all of its assets of, or a controlling interest in, NMC Distribution Center at least thirty (30) days prior to such action if not otherwise prohibited by law or contractual obligations. Amgen reserves the right in its sole discretion to modify its credit policies and to require prepayment or satisfactory security at any time.

          7. SALES DATA. NMC Distribution Center shall submit all Direct Product sales data, including Customer returns, rebillings and associated credits to IMS America, Ltd. ("IMS") and to any other third-party sales reporting organization as reasonably requested by Amgen, on a monthly basis, and within two (2) weeks after the close of each month. NMC Distribution Center shall provide all information and assistance reasonably required by Amgen to determine and verify Medicaid, other government, or third-party rebate claims or obligations. If NMC Distribution Center is unable to report such sales data to the agreed upon independent third-party sales reporting organization(s) due to unwillingness of the third party to deal with NMC Distribution Center, Amgen's sole recourse shall be to terminate the Direct Product purchase components of this Agreement.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
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          8.  CONTRACTS AND CHARGEBACKS.  NMC Distribution Center agrees to service contracts that Amgen has entered into with Customers in accordance with the terms specified in bid award notifications sent by Amgen to NMC Distribution Center. [*] Adjustments or credits will be made in accordance with Amgen's Chargeback Policy (See Article One) attached hereto and incorporated herein. NMC Distribution Center further agrees to submit chargebacks to Amgen via EDI in a format acceptable to Amgen at least once per week, and in accordance with Amgen's Chargeback Policy. NMC
     Distribution Center shall retain all documentation supporting such chargebacks for a period of eighteen (18) months from the date of sale and permit Amgen employees or contractors (who shall not be compensated by Amgen on a contingency basis) to review this documentation upon request.

          9. PRODUCT RETURNS. NMC Distribution Center shall comply with Amgen's Product Return Policy (See Article Two) and all requirements of the Prescription Drug Marketing Act of 1987 (as amended from time to time).

             a.  Returns by Customer to NMC Distribution Center

     NMC Distribution Center shall notify Amgen of all Direct Product returned to NMC Distribution Center in the form of a negative chargeback. This will ensure that the proper adjustment is made to NMC Distribution Center's account.

             b.  Returns by NMC Distribution Center to Amgen

     Amgen shall only accept Direct Product returns from NMC Distribution Center that have been pre-authorized by Amgen Customer Service. Direct Product must be in original, unopened and undamaged cartons and returned within twelve (12) months post expiration and must be in full compliance with Amgen's Product Return Policy (See Article Two) attached hereto and incorporated herein. Amgen will promptly issue credit to NMC Distribution Center in accordance with Amgen's Product Return Policy.

             c.  Returns by Customer to Amgen

     Amgen shall accept from Customer Direct Product returns that have been pre-authorized by Amgen Customer Service. NMC Distribution Center agrees to promptly issue credit to Customer returning Direct Product directly to Amgen and for which Amgen has issued a credit memo to NMC Distribution Center.

          10. REBILLINGS AND ASSOCIATED CREDITS. NMC Distribution Center agrees to submit to Amgen all Customer rebillings and associated credits in conformance with Amgen's Chargeback Policy.

          11. PRODUCT RECALL. In the event of a recall, Amgen will promptly notify NMC Distribution Center and relevant Customer of such recall and arrange for Direct Product to be shipped directly to Amgen. Amgen will provide a third-party billing number (common carrier) to Customer and NMC Distribution Center for shipping of recalled Direct Product directly to Amgen. NMC Distribution Center shall provide a list of Customer names and addresses to Amgen who may have received recalled Direct Product. In consideration for NMC Distribution Center's administrative expenses, Amgen will pay NMC Distribution Center for a list of each Customer that may have received recalled Direct Product in the amount equal to $1.00 per Customer name up to a maximum $100.00 per distribution center. NMC Distribution Center shall render its services and assist Amgen in returning all recalled Direct Product to Amgen. Amgen shall provide reasonable compensation to NMC Distribution Center per HDMA standards for additional services that may be requested by Amgen. A credit memo will be issued to NMC Distribution Center for all recalled Direct Product returned to Amgen. NMC Distribution Center shall promptly issue credit to Customer for recalled Direct Product returned directly to Amgen for which Amgen has issued a credit memoranda to NMC Distribution Center. NMC Distribution Center may call Amgen Customer Service at 1-800-282-6436 for further instructions in the event of a recall.

          12. APPLICABLE LAWS AND REGULATIONS. Amgen and NMC Distribution Center agree to comply with all laws (local, state and federal) applicable to the purchase, handling, sale, and distribution of Direct

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

     Product. NMC agrees to provide Amgen with the statutory citation of all local and state laws and regulations contemplated by this Section 12. In the event there shall be a change in federal or state statutes (including, but not limited to Medicare or Medicaid statutes, Federal Food, Drug and Cosmetic Act (the "FDC Act"), and any other statutes governing distribution, handling, purchasing, or sale of drugs, medical supplies and durable medical equipment), case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or state legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the law, regulation, or policy. If good faith negotiations cannot resolve the matter within thirty (30) days, the parties shall terminate the Agreement.

          13. DIVERSION. NMC Distribution Center shall distribute Direct Product only to those approved Subsidiaries and Affiliates listed on Exhibit B. NMC Distribution Center shall promptly notify Amgen upon learning of any activity that appears to be diversion of Direct Product, including the sale, distribution or purchase of Direct Product for uses beyond the provision of care for dialysis patients, or the sale or distribution of Direct Product outside of the United States and Puerto Rico. Amgen may terminate this Agreement upon written notice if it is determined by Amgen, in its sole discretion, that NMC Distribution Center has purchased Direct Product from sources other than Amgen or distributed Direct Product to entities not listed on Exhibit B.

--------------------------------------------------------------------------------

               APPENDIX E: LIST OF APPROVED DISTRIBUTION CENTERS

Fresenius USA Manufacturing, Inc.
d/b/a Nephromed and affiliates
95 Hayden Avenue
Lexington, MA 92420-9192

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

                                  ARTICLE ONE

CHARGEBACK POLICY

1.  INITIAL SUBMISSIONS:

     Chargeback claims must be submitted via EDI in a format acceptable to Amgen. Claims must be received by Amgen no later than sixty (60) calendar days after NMC Distribution Center has invoiced the Customer. Each item must contain the information necessary to uniquely identify the Customer, including the Health Industry Number (HIN) and complete ship-to name and address, or other identifier as required by Amgen.

2.  PROCESSING TIME:

     Amgen will process all initial chargeback claims received in an acceptable format within ten (10) business days. Once the chargeback claim has been processed, NMC Distribution Center will receive, by mail, the credit memoranda and/or discrepancy report.

3.  DISCREPANCIES:

     PARTIAL REJECTIONS: If any item cannot be validated from the claim, it will be rejected and credit will not be issued for that item. NMC Distribution Center will receive the credit memoranda for the validated items in conjunction with the discrepancy report for rejected items. A reason will be given for each rejected item.

     FULL REJECTIONS: Submissions not in an acceptable format or with a rejection rate greater than ten percent (10%) may be rejected in full. Upon such notification, NMC Distribution Center must correct the error(s) and electronically retransmit the entire claim.

4.  RESUBMISSIONS:

     Amgen will accept resubmissions for rejected chargebacks within sixty (60) calendar days after NMC Distribution Center has been notified of the rejection. Claims must be submitted on Amgen's discrepancy report with any corrections or additional information necessary to validate such claim.

5.  CUSTOMER RETURNS:

     NMC Distribution Center must report its Customer returns as "negative" or "reverse" chargebacks.

6.  CREDITS AND REBILLS:

     NMC Distribution Center shall submit simultaneously to Amgen the credits and their associated rebills within sixty (60) calendar days after NMC Distribution Center rebills a Customer.

7.  CONTRACT ELIGIBILITY:

     Claims will only be honored for sales made in accordance with the Bid Award Notifications sent by Amgen to NMC Distribution Center. A facility may only participate on one (1) contract for each product at any given time. An individual contract will take precedence over any group purchasing organization contract of which the facility may be a part.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

8.  AUDIT:

     Amgen shall have access to all information necessary to verify chargeback claims.

9.  DEDUCTIONS:

     Deductions of chargeback claims are not permitted unless supported with a valid credit memoranda from Amgen.

     Amgen's Chargeback Policy conforms with the guidelines set by the Healthcare Distribution Management Association. Amgen reserves the right to modify its Chargeback Policy upon notice to NMC pursuant to Section 16 in the Agreement.

--------------------------------------------------------------------------------

                                  ARTICLE TWO

PRODUCT RETURN POLICY

AUTHORIZATION:

     Contact Amgen Customer Service Department at 800-282-6436 for proper instructions and procedures for returning Direct Product.

RETURNABLE ITEMS:

     - Expired Direct Product in full pack quantity with less than one-year post expiration date.

     - Direct Product received in error or damaged in transit.

NON-REFUNDABLE ITEMS: Although all Direct Product may be returned, no credit will be issued for:

     - Direct Product twelve (12) months or more post expiration date.

     - Direct Product destroyed or damaged due to improper storage, heat, cold, water, and smoke, left out of refrigeration or other conditions beyond the control of Amgen.

     - Direct Product destroyed or losses suffered in a natural disaster (flood, hurricane, tornado, etc.).

     - Direct Product obtained other than through normal channels of distribution.

     - Direct Product that is in unsaleable condition through no fault of Amgen.

     - Direct Product shipped as a "no charge" item.

     - Unauthorized excess stock.

TRANSPORTATION CHARGES:

     - Prepaid by Customer

TERMS OF RETURN POLICY:

     - Credit, if applicable, for outdated Direct Product, will be based on current price less fifteen percent (15%).

     - No credit for shipping, handling and return processing fees.

     - Amgen will not be responsible for any charges associated with third party return processors.

     - Pre-authorized excess stock returns will be credited at eighty percent (80%) of the original purchase price.

     - Direct Product ordered or received in error must be reported within ten
       (10) business days of Direct Product receipt.

     - Credit for indirect Customer, for outdated Direct Product, will be issued in the form of a check by Capital Returns Inc. on behalf of Amgen.

     - Credit for direct Customer, for outdated Direct Product, will be issued by Amgen in the form of a credit invoice.

     - Unauthorized deductions from invoices are not allowed.

     - All items are subject to credit approval by Amgen Customer Service.

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                             AMENDMENT NO. 4 AGREEMENT NO. 200308358 (CONTINUED)
--------------------------------------------------------------------------------

THIRD PARTY RETURN PROCESSORS:

     - For all outdated Direct Product, please forward return with detail manifest directly to:

               CAPITAL RETURNS, INC.
               ATTN: AMGEN RETURN GOODS
               406 NORTH PORT WASHINGTON ROAD
               MILWAUKEE, WI 53212

COMPANY DISCLAIMER:

     - Direct Product returned is subject to Amgen's and or Capital Returns' evaluation at the time of receipt for final count and inspection.

     - Amgen may, in its sole discretion, make exceptions, changes and/or modifications to Returned Goods Policy.

--------------------------------------------------------------------------------

                                                                      EXHIBIT #1

                          SAMPLE CERTIFICATION LETTER

Month X, 2004

FSDC Legal Name
Street Address
City, ST Zip

RE: Agreement No. __________________

Dear __________________ :

     Thank you for your participation in the [*] program. In order for us to enroll you, we require that a duly authorized representative of your organization sign the certification below.

     Upon receipt of this executed document, we will calculate the value of your incentive. If we do not receive the executed certification, we cannot provide you with this incentive.

     If you have any questions regarding this letter please contact me at [*]. Thank you for your assistance in returning this certification.

Sincerely,

---------------------------------------------------------
Outcomes Incentive Analyst

CERTIFICATION:

     On behalf of FSDC Legal Name and all eligible Affiliates participating in the [*] program under Agreement No. ____________, the undersigned hereby certifies that the data submitted for each eligible Affiliate includes the required results from all dialysis patients of such Affiliate, and does not include results from non-patients. The party executing this document also represents and warrants that it (i) has no reason to believe that the submitted data is incorrect, and (ii) is authorized to make this certification on behalf of all eligible Affiliates submitting data.

FSDC LEGAL NAME

Signature:
            -------------------------------

Print
  Name:
            -------------------------------

Print
  Title:
            -------------------------------

Date:
            -------------------------------